Calculation of Filing Fee Tables
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AMERICAN INTERNATIONAL GROUP, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.850% Notes due 2030	457(r)			$ 624,068,750.00	0.0001531	$ 95,544.93
Fees to be Paid	2	Debt	5.450% Notes due 2035	457(r)			$ 624,712,500.00	0.0001531	$ 95,643.48
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,248,781,250.00		$ 191,188.41
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 191,188.41
Offering Note
[1]	$625,000,000 aggregate principal amount of the 4.850% Notes due 2030 will be issued. The $624,068,750 maximum aggregate offering price is based on an initial public offering price of 99.851% of the aggregate principal amount of the notes.

[2]	$625,000,000 aggregate principal amount of the 5.450% Notes due 2035 will be issued. The $624,712,500 maximum aggregate offering price is based on an initial public offering price of 99.954% of the aggregate principal amount of the notes.